Exhibit 2.3

EXECUTION

BRIGHT PATTERN INC.
STOCK PURCHASE AGREEMENT
October 4, 2013

3.3	Title to Shares	11
3.4	Affiliate Transactions	11
3.5	No Reliance	12
4.	Representations and Warranties of the Investor	12
4.1	Authorization	12
4.2	Purchase Entirely for Own Account	12
4.3	Disclosure of Information	12
4.4	Investment Experience	13
4.5	Accredited Investor	13
4.6	Restricted Securities	13
4.7	Further Limitations on Disposition	13
4.8	Legends	13
4.9	No Reliance	13
4.10	Investor Acknowledgement	13
4.11	Foreign Investor	14
5.	Conditions of Investor’s Obligations at Closing	14
5.1	Representations and Warranties	14
5.2	Performance	14
5.3	Compliance Certificate	14
5.4	Qualifications	15
5.5	Proceedings and Documents	15
5.6	Secretary’s Certificate	15
5.7	Proprietary Information and Employee Stock Purchase Agreements	15
5.8	Equity Issuance Waiver	15
5.9	Board of Directors	15
5.10	Investors’ Rights Agreement	15
5.11	Voting Agreement	15
5.12	First Refusal and Co-Sale Agreement	15
5.13	Indemnification Agreement	16
5.15	Restated Certificate Effective	16
6.	Conditions of the Selling Stockholder’s Obligations at Closing	16
6.1	Representations and Warranties	16
6.2	Payment of Purchase Price	16
6.3	Compliance Certificate	16
6.4	Qualifications	16
7.	Conditions of the Company’s Obligations at Closing	16
7.1	Representations and Warranties	16
7.2	Payment of Purchase Price	16
7.3	Compliance Certificate	16
7.4	Qualifications	16
8.	Miscellaneous	17
8.1	Survival of Warranties; Limitation of Liability	17

8.2	Successors and Assigns	17
8.3	Governing Law	17
8.4	Release	17
8.5	Counterparts	18
8.6	Titles and Subtitles	18
8.7	Notices	18
8.8	Finder’s Fee	18
8.9	Expenses	19
8.10	Amendments and Waivers	19
8.11	Severability	19
8.12	Corporate Securities Law	19
8.13	Aggregation of Stock	20
8.14	Entire Agreement	20
8.15	Repayment of Indebtedness	20

SCHEDULE A	Schedule of Preferred Stockholders

EXHIBIT A	Second Restated Certificate of Incorporation

EXHIBIT B	Amended and Restated Investors’ Rights Agreement

EXHIBIT C	Amended and Restated Voting Agreement

EXHIBIT D	Amended and Restated First Refusal and Co-Sale Agreement

EXHIBIT E	Equity Issuance Waiver

EXHIBIT F	Director Indemnification Agreement

BRIGHT PATTERN INC.
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the _____ day of October, 2013, by and among Bright Pattern Inc., a Delaware corporation (the “Company”), Voxeo Europe Limited (the “Investor”) and Cervin Ventures Fund II, L.P. (the “Selling Stockholder”).
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.Purchase and Sale of Stock
.
1.Sale and Issuance of Series A Preferred Stock
.
(a)The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) the Second Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate”).
(b)On or prior to the Closing, the Company shall have authorized (i) the sale and issuance to the Investor of shares of its Series A Preferred Stock (the “Series A Shares”) and (ii) the issuance of the share of Common Stock (as defined below) to be issued upon the conversion of the Series A Shares (the “Conversion Shares”). The Series A Shares, the Series Seed Shares (as defined below), the Conversion Shares and the Common Stock shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.
(c)Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing 7,396,239 Series A Shares for an aggregate purchase price of $3,500,000.00 (the “Series A Purchase Price”).
2.Sale and Purchase of Series Seed Preferred Stock.
(a)On or prior to the Closing, the Company shall have authorized the sale by the Selling Stockholder to the Investor of the shares of the Series Seed Preferred Stock (the “Series Seed Shares” and together with the Series A Shares, the “Shares”) owned by the Selling Stockholder and hereby waives any and all transfer restrictions (the “Transfer Restrictions”) applicable to the sale of the Series Seed Shares to the Investor.
(b)Subject to the terms and conditions of this Agreement, the Investor agrees to purchase from the Selling Stockholder at the Closing and the Selling Stockholder agrees to sell to the Investor at the Closing 6,702,412 Series Seed Shares for an aggregate purchase price of $3,150,000.00 (the “Series Seed Purchase Price”).
3.Closing
. The purchase and sale of the Shares shall take place at the offices of Goodwin Procter LLP no later than 2 business days following the satisfaction or waiver of all of the conditions Sections 5, 6 and 7 hereof or on any other date and at any place as the Company, the Selling Stockholder and the Investor agree upon in writing (which time and place are designated as the “Closing”). At the Closing, (i) the Company shall deliver to the Investor a certificate representing the Series A Shares that the Investor is purchasing against payment of the Series A Purchase Price by check or wire transfer and (ii) the Selling Stockholder shall deliver to the Investor the certificate(s) representing the Series Seed Shares, free and clear of all liens, against payment of the Series Seed Purchase Price by check or wire transfer.
4.Use of Proceeds

. The Company shall use the proceeds from the sale of the Series A Shares for working capital purposes, including repayment of debt to existing debt investors.
5.Sale and Issue to Mr. Kishinsky
. Concurrently with the Closing, the Company will sell and issue one (1) share of Series Seed Preferred Stock to Mr. Kishinsky pursuant into that certain Subscription Agreement by and between the Company and Mr. Kishinsky of even date herewith (the “October 2013 Series Seed Subscription Agreement”).
2.Representations and Warranties of the Company
. The Company hereby represents and warrants to the Investor that, as of the date hereof and as of Closing and except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) furnished to the Investor concurrently with the execution and delivery of this Agreement, which exceptions shall be deemed to be representations and warranties as if made hereunder:
1.Organization, Good Standing and Qualification
. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
2.Capitalization and Voting Rights
. The authorized capital of the Company consists, immediately prior to the Closing, of:
(a)Preferred Stock. 20,801,063 shares of Preferred Stock, par value $0.00001 (the “Preferred Stock”), of which 7,396,239 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”) and of which 13,404,824 shares have been designated Series Seed Preferred Stock (the “Series Seed Preferred Stock”) and a portion of which will be sold pursuant to this Agreement and one share of which will be sold pursuant to the October 2013 Series Seed Subscription Agreement.. The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Certificate. Upon the Closing, each outstanding shares of Preferred Stock will initially be convertible into one (1) share of Common Stock. Immediately following the consummation of the transactions set forth in Section 1 of this Agreement, the holders of Preferred Stock shall be as set forth on Schedule A attached hereto.
(b)Common Stock. 24,000,000 shares of common stock, par value $0.00001 (the “Common Stock”), of which 5,301,499 shares are issued and outstanding.
(c)The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom.
(d)Except for (i) the conversion privileges of the Series A Shares to be issued under this Agreement, (ii) the conversion privileges of the Series Seed Shares and (iii) the rights provided in Section 2.4 of that certain Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company has reserved 4,539,000 shares of Common Stock for purchase upon exercise of options to be granted in the future under the Company’s 2012 Stock Option and Grant Plan. Other than that certain Amended and Restated Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.
(e)All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction (subject to increase as requested by the Company for compliance with NASD Rule 2711) upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Act in a form substantially identical to Section 1.13 of the Investors’ Rights Agreement.
(f)No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.
3.Subsidiaries
. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.
4.Authorization
. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, the Voting Agreement and that certain Amended and Restated First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “First Refusal and Co-Sale Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery, as applicable, of the Shares being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
5.Valid Issuance of Preferred and Common Stock
. The Shares being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.
6.Governmental Consents
. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except

(a) the filing of the Restated Certificate with the Secretary of State of the State of Delaware; (b) the filing pursuant to Regulation D promulgated by the SEC under the Act; (c) the filings required by applicable state “blue sky” securities laws, rules and regulations; or (d) such other post-closing filings as may be required.
7.Offering
. Subject only to the truth and accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
8.Litigation
. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result in any change in the current equity ownership of the Company, or that is otherwise material. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.
9.Proprietary Information Agreements
. Each employee and officer of the Company has executed a Proprietary Information and Inventions Agreement, and each consultant to the Company has executed a Consulting Agreement, in substantially the forms provided to special counsel for the Investor. The Company is not aware that any of its employees, officers or consultants are in violation thereof.
10.Patents and Trademarks
. The Company has sufficient title and ownership of all trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes, and, to its knowledge, all patents, necessary for its business as now conducted and as presently proposed to be conducted, without any violation or infringement of the rights of others. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 2.10 that is to any extent owned by or exclusively licensed to the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Company has not received any communication alleging that it has violated or would violate any of the patents, trademarks, service marks, domain names, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, and the Company is not aware of any potential basis for such an allegation or of any specific reason to believe that such an allegation may be forthcoming. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted and as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to or outside the scope of their employment by the Company. To the extent the Company uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, the Company is in compliance with the terms of any such licenses, and the Company is not required under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of the Company’s proprietary software or intellectual property (or to permit any such distribution or availability).
11.Compliance with Other Instruments
. The Company is not in violation, default, conflict or breach of any provision of its Restated Certificate or bylaws, or in any material respect of any instrument, judgment, order, writ, decree, or contract to which it is a party or by which it is bound, or, of any material provision of any material federal, national, provincial, state, local, United States, foreign or other statute, law, ordinance, regulation, rule, code, decree, judgment, writ, injunction or other order, or other requirement or rule of law applicable to the Company (including, without limitation, those related to privacy, personally identifiable information or export control). The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, default, conflict or breach, nor will such consummation constitute, with or without the passage of time and giving of notice, an event that results in (a) the creation of any lien, charge or encumbrance upon any assets of the Company or (b) the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.
12.Agreements; Action
.
(a)Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.
(b)There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $10,000, (ii) any license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than (A) the nonexclusive license of the Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been made available to special counsel for the Investor or (B) the nonexclusive license to the Company of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of the Company) or (iii) provisions materially restricting the development, manufacture or distribution of the Company’s products or services.
(c)The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
13.Related‑Party Transactions
. No employee, officer, or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company.
14.Permits
. The Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
15.Disclosure
. The Company has fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Shares. No certificates made or delivered in connection with this Agreement or the Ancillary Agreements contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.
16.Registration Rights
. Except as provided in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.
17.Corporate Documents
. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by the Investor), the Restated Certificate and bylaws of the Company are in the form previously made available to special counsel for the Investor.
18.Title to Property and Assets
. The Company owns all of it material property and assets free and clear of all mortgages, liens, loans and encumbrances, except for (i) liens for taxes or assessments and similar charges not yet due and payable or contested in good faith or (ii) mechanic’s, material men’s, contractor’s, repairman’s or similar liens arising in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.
19.Financial Statements
. The Company has delivered to the Investor its unaudited financial statements (balance sheet, profit and loss statement and 2012 Tax Report) as at and for the twelve (12) month period ended December 31, 2012 and the seven (7) month period ended July 31, 2013 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements may not contain all footnotes required by U.S. generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities, known or unknown, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to July 31, 2013 (the “Financial Statement Date”) and (b) obligations under contracts and commitments incurred in the ordinary course of business (none of which is for a breach of contract, tort or violation of law). Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.
20.Changes
. Since the Financial Statement Date there has not been (i) any Material Adverse Effect (as defined below) and (ii) the Company has carried on its business (as such business is presently conducted) in all material respects in the ordinary course in accordance with the procedures and practices in effect on the Financial Statement Date. Without limiting the foregoing, since the Financial Statement Date, there has not been:
(a)any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;
(b)any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);
(c)any waiver by the Company of a valuable right or of a material debt owed to it;
(d)any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);
(e)any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;
(f)any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g)any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(h)any resignation or termination of employment of any key officer of the Company; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;
(i)receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
(j)any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(k)any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(l)any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;
(m)to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or
(n)any agreement or commitment by the Company to do any of the things described in this Section 2.20.
21.Employee Benefit Plans
. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.
22.Tax Returns, Payments and Elections
. The Company has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.
23.Insurance
. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.
24.Minute Books
. The minute books of the Company made available to the Investor contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.
25.Labor Agreements and Actions; Employee Compensation
. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted) (a “Material Adverse Effect”), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not obligated to pay severance or any other additional compensation upon the termination of any employee.
26.Section 83(b) Elections
. To the Company’s knowledge, all individuals who have purchased unvested shares of the Company’s Common Stock have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.
27.Qualified Small Business Stock
. As of the Closing, to the Company’s knowledge: (a) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (b) the Company will not have made any purchases of its own stock during the one-year period preceding the Closing having an aggregate value exceeding five percent (5%) of the aggregate value of all its stock as of the beginning of such period and (c) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between the date of the Company’s incorporation and through the Closing have exceeded or will exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Investors for any damages arising from any subsequently proven or identified error in the Company's determination with respect to the applicability or interpretation of Section 1202 unless such determination shall have been given by the Company in a manner either negligent or fraudulent.
3.Representations and Warranties of the Selling Stockholder
. The Selling Stockholder hereby represents and warrants to the Investor, solely with respect to the transaction described in Section 1.2(b) hereof that:
1.Authorization
. The Selling Stockholder has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable against the Selling Stockholder in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2.Capitalization
. To the knowledge of the Selling Stockholder (which knowledge shall include the knowledge of any representative of the Selling Stockholder who has been a member of the Company’s Board of Directors), the authorized capital of the Company consists, immediately prior to the Closing and without giving effect to the transactions contemplated by this Agreement, of:
(a)Preferred Stock. 20,801,063 shares of Preferred Stock, of which 7,396,239 shares have been designated Series A Preferred Stock and of which 13,404,824 shares have been designated Series Seed Preferred Stock and a portion of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Certificate. Upon the Closing, each outstanding shares of Preferred Stock will initially be convertible into one (1) share of Common Stock.

(b)Common Stock. 24,000,000 shares of Common Stock, par value $0.00001, of which 5,301,499 shares are issued and outstanding.
(c)Except for (i) the conversion privileges of the Series A Shares to be issued under this Agreement, (ii) the conversion privileges of the Series Seed Shares and (iii) the rights provided in Section 2.4 of the Investors’ Rights Agreement, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company has reserved 4,539,000 shares of Common Stock for purchase upon exercise of options to be granted in the future under the Company’s 2012 Stock Option and Grant Plan
3.Title to Shares
(a). The Selling Stockholder owns the Series Seed Shares free and clear of all mortgages, liens, loans or encumbrances, other than the Transfer Restrictions waived by the Company pursuant to Section 1.2(a).
4.Affiliate Transactions
. Except as set forth on Schedule 3.4, no employee, officer, or director of the Selling Stockholder (an “Affiliated Party”) or, to the Selling Stockholder’s knowledge, member of such Affiliated Party’s immediate family, or any corporation, partnership or other entity in which such Affiliated Party is an officer, director or partner, or in which such Affiliated Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth on Schedule 3.4, no Affiliate Party, or to the Selling Stockholder’s knowledge, none of such other persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship. No Affiliated Party, or to the Selling Stockholder’s knowledge, no member of their immediate family is directly or indirectly interested in any material contract with the Company.
5.No Reliance
. The Selling Stockholder acknowledges that it is not relying upon any person, firm or corporation in making its decision to divest its ownership interests in the Company.
4.Representations and Warranties of the Investor
. The Investor hereby represents and warrants to the Company, solely with respect to the transaction described in Section 1.2(a), and to the Selling Stockholder, solely with respect to the transaction described in Section 1.2(b), that:
1.Authorization
. The Investor has full power and authority to enter into this Agreement and the Ancillary Agreements, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
2.Purchase Entirely for Own Account
. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company and the Selling Stockholder, which by such Investor’s execution of this Agreement the Investor hereby confirms, that the Shares to be received by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.
3.Disclosure of Information
. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. Investor has independently and without reliance upon the Selling Stockholder, and based on such information and the advice of such advisors as Investor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Investor has not relied on the Selling Stockholder for any information regarding the Company, the Shares, or the value of any of the Shares. Investor acknowledges that neither the Selling Stockholder nor its affiliates is acting as a fiduciary or financial or investment adviser to Investor, and has not given Investor any investment advice, opinion or other information on whether the purchase of the Shares is prudent. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the Selling Stockholder in Section 3 of this Agreement or the right of the Investor to rely thereon.
4.Investment Experience
. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.
5.Accredited Investor
. The Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.
6.Restricted Securities
. The Investor understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company or Selling Stockholder, as applicable, in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.
7.Further Limitations on Disposition
. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Shares unless and until:
(a)There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or
(b)Such disposition occurs in accordance with the terms of the Ancillary Agreements.
8.Legends
. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:
(a)“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”
(b)Any legend required by applicable state “blue sky” securities laws, rules and regulations.
9.No Reliance
. The Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.
10.Investor Acknowledgement
. Investor acknowledges that (a) a representative of Selling Stockholder has been a member of the Company’s Board of Directors and has received information provided to members of the Company’s Board of Directors, (b) as a result of its attendance at Company Board of Directors meetings, Selling Stockholder currently may have information with respect to the Company that is not known to Investor and that may be material to a decision to purchase the Shares (“Investor Excluded Information”), (c) Investor has determined to purchase the Shares notwithstanding its lack of knowledge of Investor Excluded Information, and (d) neither Selling Stockholder nor any of its respective affiliates shall have any liability to Investor related to the Investor Excluded Information. Investor understands that Selling Stockholder will rely on the accuracy and truth of the foregoing representations, and Investor hereby consents to such reliance. The foregoing, however, does not limit or modify the representations and warranties of the Selling Stockholder in Section 3 of this Agreement or the right of the Investor to rely thereon.
11.Foreign Investor
. Investor is not a United States person (as defined by Section 7701(a)(30) of the Code) and Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.
5.Conditions of Investor’s Obligations at Closing
. The obligations of the Investor under Sections 1.1(c) and 1.2(b) of this Agreement are subject to the fulfillment, or waiver by the Investor, on or before the Closing of each of the following conditions.
1.Representations and Warranties
.
(a)The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.
(b)The representations and warranties of the Selling Stockholder contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.
2.Performance
.

(a)The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
(b)The Selling Stockholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
3.Compliance Certificate
.
(a)The President of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 5.1(a) and 5.2(a). .
(b)An authorized signatory of the Selling Stockholder shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 5.1(b) and 5.2(b) have been fulfilled.
4.Qualifications
. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
5.Proceedings and Documents
. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.
6.Secretary’s Certificate
. The Secretary of the Company shall deliver to the Investor at the Closing a certificate stating that the copies of the Company’s Restated Certificate and bylaws and board of director and stockholder resolutions relating to the sale of the Shares attached thereto are true and complete copies of such documents and resolutions.
7.Proprietary Information and Employee Stock Purchase Agreements
. Each employee of the Company shall have entered into a Proprietary Information and Inventions Agreement, and each consultant to the Company shall have entered into a Consulting Agreement, substantially in the form previously provided or made available to the Investors.
8.Equity Issuance Waiver
. Each stockholder of the Company shall have executed an Equity Issuance Waiver, in the form attached hereto as Exhibit E.
9.Board of Directors
. The directors of the Company shall be Konstantin Kishinsky, Robert Krakauer and a third individual to be mutually agreed by Konstantin Kishinsky and the Investor within sixty (60) days of the Closing.
10.Investors’ Rights Agreement
. The Company, Konstantin Kishinsky, Yevgeniy Rozhkov, Sergey Menshikov, Ivan Malyshkin, Alexandr Lobastov and the Investor shall have entered into the Investors’ Rights Agreement.
11.Voting Agreement

. The Company, the Investor, Yevgeniy Rozhkov, Ivan Malyshkin, Alexandr Lobastov, and each of Konstantin Kishinsky, Erhan Cakmak and Sergey Menshikov (the “Founders”) shall have entered into the Voting Agreement.
12.First Refusal and Co-Sale Agreement
. The Company, the Investor, Yevgeniy Rozhkov, Ivan Malyshkin, Alexandr Lobastov and each of the Founders shall have entered into the First Refusal and Co-Sale Agreement.
13.Indemnification Agreement
. The Company and each of the members of the Company’s Board of Directors shall have entered into an Indemnification Agreement in the form attached hereto as Exhibit F.
14.
15.Restated Certificate Effective
. The Restated Certificate shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and stockholders, and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.
6.Conditions of the Selling Stockholder’s Obligations at Closing
. The obligations of the Selling Stockholder to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:
1.Representations and Warranties
. The representations and warranties of the Investor contained in Section 4 shall be true on and as of the Closing.
2.Payment of Purchase Price
. The Investor shall have delivered the Series Seed Purchase Price.
3.Compliance Certificate
. An authorized signatory of the Investor shall deliver to the Selling Stockholder at the Closing a certificate stating that the conditions specified in Section 6.1 have been fulfilled.
4.Qualifications
. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series Seed Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
7.Conditions of the Company’s Obligations at Closing
. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:
1.Representations and Warranties
. The representations and warranties of the Investor contained in Section 4 shall be true on and as of the Closing.
2.Payment of Purchase Price
. The Investor shall have delivered the Series A Purchase Price.
3.Compliance Certificate

. An authorized signatory of the Investor shall deliver to the Company at the Closing a certificate stating that the conditions specified in Section 7.1 have been fulfilled.
4.Qualifications
. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
8.Miscellaneous
.
1.Survival of Warranties; Limitation of Liability
. The warranties, representations and covenants of the Company, the Selling Stockholder and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor, the Selling Stockholder or the Company. Notwithstanding anything to the contrary set forth herein, the aggregate liability of the Selling Stockholder in satisfaction of claims for breaches of the representations and warranties set forth in Section 3 of this Agreement shall not exceed the Series Seed Purchase Price.
2.Successors and Assigns
. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
3.Governing Law
. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
4.Release
. Effective upon the Closing, the Selling Stockholder, on behalf of itself and its or his affiliates, assigns and heirs (collectively, the “Selling Shareholder Releasing Parties”), hereby unconditionally and irrevocably waives, releases and forever discharges the Company and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and affiliates (the “Company Released Parties”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, which the Selling Stockholder Releasing Parties, now have or may hereafter have against the Company Released Parties, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing and the Selling Stockholder Releasing Parties, as applicable, shall not seek to recover any amounts in connection therewith or thereunder from the Company Released Parties with the sole exceptions of any claim arising out of this Agreement (which, for the avoidance of doubt, shall include any claims arising out of the failure by the Company to repay in full the indebtedness set forth as Item 6 on the “Schedule of Loans Summary 10-01-13,” as set forth on the Schedule of Exceptions) and any claim for indemnification provided by statute, the Company’s charter, the Company’s bylaws or any other written agreement provided to the Investor prior to the date hereof, including (a) that certain Indemnification Agreement, dated as of July 6, 2012, by and between the Company and Neeraj Gupta and (b) that certain Indemnification Agreement, dated as of July 6, 2012, by and between the Company and Preetish Nijhawan.

The Selling Stockholder Releasing Parties understand that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company Released Parties by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except as expressly set forth in this Section. The Selling Stockholder Releasing Parties represent that the Selling Stockholder Releasing Parties are not aware of any claim, lien or cause of action, other than the claims that are waived, released and forever discharged by this Section. To the extent permitted by law, the Selling Stockholder expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Selling Stockholder Releasing Parties understand the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims. Accordingly, the Selling Stockholder Releasing Parties expressly waive any and all rights and benefits under Section 1542 of the California Civil Code (or any similar rule, regulation or state code), which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
5.Counterparts
. This Agreement may be executed and delivered by facsimile or electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.
6.Titles and Subtitles
. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.Notices
. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 8.7).
8.Finder’s Fee
.
(a)Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company and the Selling Stockholder from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible.
(b)The Company agrees to indemnify and hold harmless the Investor and the Selling Stockholder from any liability for any commission or compensation in the nature of a finders’

fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
(c)The Selling Stockholder agrees to indemnify and hold harmless the Investor and the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Selling Stockholder or any of its officers, employees or representatives is responsible.
9.Expenses
. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, at the Closing, reimburse the reasonable fees and out‑of‑pocket expenses of (i) Kirkland & Ellis LLP (“Kirkland”), special counsel for the Investor, not to exceed $15,000 and (ii) the Investor’s financial review consultant, not to exceed $5,000. The Investor acknowledges that payment of Kirkland’s fees by the Company raises a potential conflict of interest and hereby consents to the payment arrangement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Ancillary Agreements or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
10.Amendments and Waivers
. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Shares issued or issuable upon the conversion of the Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.
11.Severability
. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
12.Corporate Securities Law
. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.
13.Aggregation of Stock
. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
14.Entire Agreement
. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

15.Repayment of Indebtedness
. Within three (3) business days of the Closing, the Company shall repay in full all of the indebtedness set forth on the “Schedule of Loans Summary 10-01-13,” as set forth on the Schedule of Exceptions.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
COMPANY
BRIGHT PATTERN INC.
By:
Name: Konstantin Kishinsky
Title:    President
Address:    1111 Bayhill Drive, Suite 275
San Bruno, CA 94066

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
SELLING STOCKHOLDER:
CERVIN VENTURES FUND II, L.P.
A Delaware limited partnership

By: CERVIN VENTURES GP II, L.L.C.,
a Delaware limited liability company

By: ________________________________
Name: Preetish Nijhawan
Title: Managing Member

Address:    6509 Dumbarton Circle
Fremont, CA 94539

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
INVESTOR:
VOXEO EUROPE LIMITED
By:
Name: Robert Krakauer
Title:    Director
Address:

Schedule A
Schedule of Preferred Stockholders
Closing Date: October __, 2013

Series Seed Shares
Name and Address	Number of Shares Purchased	Total Purchase Price of Shares
Voxeo Europe Limited	6,702,412	$3,150,000.00
Konstantin Kishinsky	3,016,086	$674,999.87
Yevgeniy Rozhkov Sergey Menshikov Ivan Malyshkin Aleksandr Lobastov	2,569,258 446,827 446,827 223,414	$574,999.87 $100,000.00 $100,000.00 $50,000.00

TOTAL	13,404,824	$4,649,999.74

Series A Shares
Name and Address	Number of Shares Purchased	Total Purchase Price of Shares
Voxeo Europe Limited	7,396,239	$3,500,000.00

TOTAL AMOUNT
RAISED/SOLD